Exhibit 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of October 14, 2018, by and between Deluxe Corporation, a Minnesota corporation, whose address is 3680 Victoria Street North, Shoreview, MN 55126 (the “Company”), and Barry C. McCarthy, an individual (“Executive”).

RECITALS

A.         The Company is, among other things, engaged in the business of providing products and services, including customized checks and forms, website development and hosting, email marketing, social media, search engine optimization, logo design and other marketing solutions, to small businesses, and providing products and services, including checks, data driven marketing, treasury management and digital engagement solutions, to financial institutions (such products and services, together with such other products or services as may be produced or sold by the Company or any of its Affiliates (as defined below) from time to time, the “Business”).

B.          The Company desires to employ Executive and Executive desires to accept such employment with the Company effective as of November 26, 2018 (the “Effective Date”), subject to the terms and conditions of this Agreement.

C.          In connection with Executive’s employment with the Company, Executive will have access to confidential, proprietary and trade secret information of the Company and relating to the Business, which confidential, proprietary and trade secret information the Company desires to protect from disclosure and unfair competition.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.           Employment. Effective as of the Effective Date, the Company shall employ Executive, and Executive shall accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement.

2.           Term of Employment. The term of Executive’s employment under this Agreement with the Company shall be for the period commencing on the Effective Date and continuing until terminated in accordance with Section 8 hereof. The period of Executive’s employment under this Agreement shall be the “Employment Term”.

3.           Position and Duties.

(a)        Employment with the Company. While Executive is employed by the Company during the Employment Term, Executive shall hold the position of Chief Executive Officer and shall report to the Company’s Board of Directors (the “Board”).  All employees of the Company and its Affiliates will report to Executive or his designee (except that the Company’s internal audit function may report directly to the Board or a committee thereof, with administrative reporting to Executive). Executive shall be appointed to the Board consistent with the Company’s bylaws.  Executive shall perform such duties and responsibilities for the Company and its Affiliates consistent with his positions and as may otherwise be established from time to time by the Board, but in all cases consistent with the duties and responsibilities associated with the chief executive officer position for companies of comparable size and nature.  Such duties and positions may include service as an officer or director of the Company or its Affiliates, which duties shall be performed without additional compensation. For purposes of this Agreement, “Affiliate” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(b)         Performance of Duties and Responsibilities. During the Employment Term Executive shall serve the Company faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company. Executive will follow and comply with applicable policies and procedures adopted by the Company from time to time, including without limitation the Company’s Code of Business Ethics and other policies relating to business ethics, conflict of interest, non-discrimination and non-harassment, confidentiality and protection of trade secrets. Executive will not engage in other employment or other material business activity, except as approved in writing by the Board. During his employment with the Company, Executive may participate in civic, religious and charitable activities and personal investment activities to a reasonable extent, so long as such activities do not interfere with the performance of his duties and responsibilities hereunder nor conflict with Executive’s obligations hereunder.  As of the Effective Date, the Board consents to Executive’s engagement in the activities set forth on Annex A attached hereto, with such consent subject to review from time to time in the Board’s reasonable discretion.

(c)         Work Location. During the Employment Term, Executive’s primary place of work will be the Company’s headquarters in Shoreview, Minnesota, and, commencing within six months following the Effective Date, Executive will establish a residence in the Twin Cities area.  Executive is expected to work full-time from the Company’s Shoreview offices, subject to  Executive’s business-related travel to fulfill his duties as CEO and appropriate use of paid time off.  The Company will also provide Executive with an office in the Company’s Perimeter Mall office location in Atlanta, Georgia, through September 30, 2021.

4.	Compensation.

(a)         Base Salary. During the Employment Term, the Company shall pay to Executive a base salary for services at the annual rate of not less than $900,000.00 (the “Base Salary”), which Base Salary shall be paid in accordance with the Company’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time. The Base Salary shall be reviewed and adjusted in the sole discretion of the Board’s Compensation Committee (the “Committee”), provided, however, that Executive’s Base Salary may be reduced by not more than 10% of Executive’s then-current Base Salary as part of an across-the-board reduction for all senior executives of the Company.

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(b)          Annual Incentive Compensation.

(i)          Annual Incentive Plan. For fiscal year 2018 and 2019, Executive will be eligible for an annual incentive bonus with a target opportunity equal to 120% of Executive’s Base Salary, and a maximum award percentage of 200% of target, pro-rated for 2018, pursuant to the terms and conditions of the Company’s Annual Incentive Plan (the “AIP”) as in effect during the applicable period. Subject to all other terms and conditions of the AIP, Executive’s AIP bonus for 2018 will be a minimum of 100% of target, pro-rated for the portion of 2018 fiscal year Executive is employed by the Company, and Executive’s AIP bonus for 2019 will be a minimum of 50% of target. For fiscal years of the Employment Term following 2019, Executive’s AIP shall be on such terms and conditions as determined in the sole discretion of the Committee.

(ii)        Long Term Incentive Plan. For fiscal year 2019, the Company will award Executive a grant under the Company’s 2017 Long-Term Incentive Plan (the “LTIP”) with a total grant date fair value of $3,000,000 on the date of grant, subject to the requirements and other terms and conditions of the LTIP (the “LTIP Grant”), except as set forth in the following sentence. The 2019 LTIP Grant awards will (i) provide for continued vesting (or comparable terms) if Executive is terminated without Cause or for Good Reason (which terms in the 2019 LTIP Grant shall be defined as set forth in this Agreement) within the first two years after grant, subject to signing and not rescinding a release of claims and material compliance with the restrictive covenants applicable to Executive and (ii) use the Disability definition in this Agreement. The LTIP Grant will be granted at the same time and in accordance with the normal practices of the Committee for fiscal year 2019 LTIP grants to other executives of the Company, and will consist of a mix of stock options vesting ratably over three (3) years starting on the first anniversary of the grant date (25%), restricted shares or units vesting ratably over three (3) years starting on the first anniversary of the grant date (30%) and performance shares (45%). The performance shares will have a three-year performance results period with performance measurements to be established at the discretion of the Committee. For fiscal years of the Employment Term following 2019, Executive’s LTIP participation shall be on such terms and conditions as determined in the sole discretion of the Committee.

(c)         Signing Bonus. In consideration of Executive’s execution and delivery of this Agreement and his commencement of employment with the Company, the Company will pay to Executive a one-time lump sum payment in the gross amount of $1,150,000, less required and authorized deductions and withholdings (the “Signing Bonus”), which shall be payable on the first payroll date following the Effective Date. If Executive’s employment ends prior to the first anniversary of the Effective Date due to termination by the Company for Cause (as defined below) or resignation by Executive other than for Good Reason (as defined below), Executive will repay the Company for the full amount of the Signing Bonus.

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(d)         Replacement Equity Awards. On the first business day of Executive’s employment with the Company, the Company will award Executive (i) restricted stock units with a total grant date fair value of $4,000,000, and (ii) stock options with a total grant date fair value of $2,000,000, each on the terms and conditions set forth in the LTIP and the forms of award agreements set forth in Annex B and Annex C, respectively (the “Equity Awards”). The Equity Awards will vest over three years, with 20% of the shares vesting on the first anniversary of the grant date, 40% of the shares vesting on the second anniversary of the grant date, and 40% of the shares vesting on the third anniversary of the grant date.

(e)         Employee Benefits. During the Employment Term, Executive shall be entitled to participate in each employee benefit plan and program of the Company, including health, dental, vision, long-term disability and life insurance, retirement and deferred compensation plans, and annual executive physical examinations, to the extent that Executive meets the eligibility requirements for such individual plan or program. The benefit programs may be changed, amended, or terminated from time-to-time in the discretion of the Company, and the Company makes no assurances of the continuation of any particular benefit plans or programs.

(f)          Paid Time Off.  During the Employment Term, Executive will be entitled to thirty (30) days of paid time off during each year of service with the Company, to be accrued and used in accordance with the Company’s policies as in effect from time to time. Employee will use paid time off at times and in a manner so as to minimize disruption to the operations of the Company.

(g)         Expenses. During the Employment Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

(h)          Relocation. Executive will relocate his primary residence to the Twin Cities metropolitan area on or before September 30, 2021.  Executive will be eligible for relocation assistance in connection with relocating his primary residence from Atlanta, Georgia to the Twin Cities metropolitan area, in accordance with the Company’s then-current policies for executives.

5.	Confidential Information.

(a)          Definition of Confidential Information.  For purposes of this Agreement, “Confidential Information” means any information in any form related to the Business, that the Company has not made public and that is not generally known to the public, including, without limitation, information relating to the operations, research, development, manufacturing, accounting, purchasing, finances, forecasting, performance, engineering, human resources, customers, vendors, sales, marketing, strategy, future plans and other proprietary matters of the Company and its Affiliates, and information that is entrusted to the Company or its Affiliates in confidence by third parties (“Confidential Information”).

(b)          Duty Not to Disclose. During Executive’s employment with the Company and at all times thereafter, except as expressly permitted by the Board in writing, Executive shall keep confidential and not disclose, divulge, furnish or make accessible to anyone or use in any way or form, other than in the ordinary course of the business of the Company, any Confidential Information. Executive shall take reasonable steps to protect the confidentiality of Confidential Information and shall refrain from any acts or omissions that would reduce the value of Confidential Information to the Company or any of its Affiliates.

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(c)          Acknowledgement. Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates and represents a substantial investment of time and expense by the Company and its Affiliates, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company and its Affiliates. The parties acknowledge and agree that Executive’s obligations under this Agreement to maintain the confidentiality of the Confidential Information are in addition to any obligations of Executive under applicable statutory or common law.

(d)          Exceptions. The foregoing obligations of confidentiality shall not apply to any Confidential Information to the extent that it (i) is now or subsequently becomes generally publicly known or generally known in the industry in which the Company operates in the form in which it was obtained from the Company (or its applicable Affiliate), (ii) is independently made available to Executive in good faith by a third party who has not violated an obligation of confidentiality to the Company or any of its Affiliates, or (iii) is required to be disclosed by legal process, but solely for such purpose and in which case before making any disclosure Executive shall first notify the Company that he believes he is required to disclose Confidential Information pursuant to legal process and allow the Company reasonable time to oppose such disclosure. Notwithstanding any other provision of this Agreement, Executive understands that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Executive does not disclose the trade secret except pursuant to a court order.

6.           Ventures. If, during Executive’s employment with the Company, Executive is engaged in or associated with the planning or implementation of any project, program or venture involving the Company (or any of its Affiliates) and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company (or any of its Affiliates), unless such interest has been disclosed in writing to and approved by the Board in writing before such customer or supplier seeks to do business with the Company (or any of its Affiliates). Ownership by Executive, as a passive investment, of less than 1.0% of the outstanding shares of any class of stock that is regularly traded on a recognized domestic or foreign securities exchange or over-the-counter market shall not constitute a breach of this Section 6.

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7.           Patents, Copyrights and Related Matters.

(a)         Disclosure and Assignment. Executive shall immediately disclose to the Company any and all improvements, discoveries, processes, know-how, trade-secrets and inventions (“Discoveries”) that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company or any of its Affiliates.  Executive agrees to assign and does hereby immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all Discoveries, and in and to any and all intellectual property rights thereto.  Executive agrees to execute all instruments deemed necessary by the Company to protect and perfect rights in and to the Discoveries.  This Section 7(a) shall not apply to any Discoveries for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company or any of its Affiliates was used and that was developed entirely on Executive’s own time, and (i) that does not relate (A) directly to the business of the Company or any of its Affiliates, or (B) to the Company’s or any Affiliate’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company or any of its Affiliates.

(b)          Copyrightable Material. Executive agrees to assign and does hereby assign to the Company all right, title and interest in all copyrightable material (including intellectual property rights therein) that Executive conceives or originates individually or jointly or commonly with others, and that arise during his employment with the Company or any of its Affiliates and out of the performance of his duties and responsibilities under this Agreement.  Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials.  Where applicable, works of authorship created by Executive for the Company or any of its Affiliates in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

8.	Termination of Employment.

(a)          Executive’s employment with the Company and the Employment Term shall terminate immediately upon:

(i)         Executive’s receipt of written notice from the Company of the termination of Executive’s employment with or without Cause (or effective on such later date specified in such written notice from the Company);

(ii)         Executive’s abandonment of employment or resignation with or without Good Reason;

(iii)        Executive’s Disability (as defined below); or

(iv)        Executive’s death.

(b)         The date upon which Executive’s termination of employment with the Company is effective is the “Termination Date.” For purposes of Section 9 of this Agreement only, with respect to the entitlement to and timing of any payments thereunder, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (the “Code”). Upon receipt of any notice from Executive of his intended resignation, the Company may in its sole discretion relieve Executive of some or all duties, responsibilities and/or positions hereunder.

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9.            Payments upon Termination of Employment.

(a)          Except as provided in Section 9(h) below, if Executive’s employment with the Company is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason, then, subject to Section 9(g) below, and in addition to his Base Salary and the amount of any other benefits to which Executive is legally entitled as of the Termination Date under the terms and conditions of any benefit plans of the Company in which Executive is participating as of the Termination Date (including but not be limited to any earned but unpaid AIP for the prior fiscal year) (“Earned Amounts”), the Company shall provide the following severance benefits to Executive:

(i)                (A) if the Termination Date occurs prior to the second anniversary of the Effective Date, severance pay equal to the sum of (x) Executive’s then current annual Base Salary (without giving effect to any reduction that is the basis for Executive’s resignation for Good Reason) plus (y) Executive’s AIP bonus at 100% of target; or

(B) if the Termination Date occurs on or after the second anniversary of the Effective Date, severance pay equal to Executive’s then-current annual Base Salary (without giving effect to any reduction that is the basis for Executive’s resignation for Good Reason), in each case payable in installments over twelve (12) months following the Termination Date in accordance with the Company’s regular payroll practices;

(ii)        If the Termination Date is in 2018 or 2019, an AIP bonus for such fiscal year not less than the applicable minimum AIP bonus set forth in Section 4(b)(i), pro-rated for the portion of the applicable fiscal year that Executive was employed by the Company, payable at the same time as AIP awards are paid to other senior executives of the Company;

(iii)       For a period of twelve (12) months commencing on the first anniversary of the initial payment in Section 9(a)(i), a monthly payment during each month in such twelve (12) month period equal to the amount, if any, that Executive’s monthly Base Salary rate as of the Termination Date (without giving effect to any reduction that is the basis for Executive’s resignation for Good Reason) exceeds his monthly earned income from full-time employment during that month in such twelve (12) month period. In order to be eligible to receive any such payment under this Section 9(a)(ii), Executive will use reasonable efforts to obtain other full-time employment opportunities consistent with Executive’s skill and experience, and provide the Company not later than the last day of each calendar month during such twelve (12) month period a description of his efforts to seek other full-time employment and documentation of his earned income from full-time employment, such as his payroll statement or, if applicable, his written statement that he is not then employed, and within thirty (30) days thereafter, the Company will make such differential payment to Executive;

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(iv)      Senior executive-level outplacement counseling and support services for a period of up to twelve (12) months following the Termination Date, to be provided through the Company’s then-current preferred provider of such services; and

(v)        if Executive is eligible for and takes all steps necessary to continue his and his eligible dependent’s group health insurance coverage with the Company following termination of employment with the Company, the Company will pay for the COBRA premium costs for such coverage, at the same level of coverage that was in effect as of the Termination Date, for a period of up to twelve (12) months after the Termination Date, or such earlier date COBRA coverage is no longer available to Executive under applicable law or plan.

(b)          If Executive’s employment with the Company is terminated for any reason other than under circumstances provided in Section 9(a) above, the Company shall pay to Executive or his beneficiary or his estate, as the case may be only the Earned Amounts through the Termination Date.  For the avoidance of doubt, no severance or benefits will be payable to Executive in connection with a termination of employment by reason of: (i) Executive’s abandonment of his employment or resignation other than for Good Reason; (ii) termination of Executive’s employment by the Company for Cause; or (iii) Executive’s death or Disability.

(c)          “Cause” hereunder shall mean that one of the following events or conditions has occurred during the Employment Term:

(i)          willful act or acts of dishonesty undertaken by Executive that result in substantial gain or personal enrichment of Executive at the expense of the Company;

(ii)         unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and is or is reasonably likely to be injurious to the business, finances or reputation of the Company;

(iii)        the conviction of Executive of, or plea of guilty or no-contest by Executive to, a gross misdemeanor involving moral turpitude or a felony;

(iv)        material breach by Executive of any terms, conditions or representations of this Agreement or of any material written policies of the Company, which failure or breach, if curable, has not been cured by Executive to the reasonable satisfaction of the Board within thirty (30) days after written notice thereof to Executive from the Company.

For purposes of this Section 9(c), no act or failure to act shall be treated as “willful” unless done, or omitted to be done, by Executive not in good faith and without the reasonable belief that Executive’s action or omission was in the best interest of the Company. Executive’s termination for Cause shall be effective when approved at a meeting of the Board (excluding Executive) based upon its determination that Executive engaged in an act or omission set forth in a written notice delivered to Executive in accordance with this Agreement that Executive’s employment will be terminated for Cause and that such act or omission constitutes Cause under this Agreement.

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(d)         “Disability” hereunder shall have the meaning set forth in the Company’s group long-term disability plan applicable to Executive for purposes of eligibility for long-term disability benefits; provided, if no such plan or definition exists, then “Disability” shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his position with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 120 days or more during any 180-day period.  A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least thirty (30) days.

(e)          “Good Reason” hereunder shall mean the occurrence of any of the following without Executive’s consent and not caused by Executive:

(i)         the assignment to Executive of any position and/or duties, or any other action by the Company, that results in a material diminution in Executive’s position, authority, duties or responsibilities, excluding any diminution attributable solely to the fact that the Company is no longer a public company;

(ii)        any material reduction in Executive’s Base Salary or AIP target opportunity (other than a reduction in Base Salary made as part of an across-the-board reduction permitted by Section 4(a) above);

(iii)       any material breach by the Company of this Agreement, including but not limited to a requirement that Executive report to anyone other than the Board or the failure of any successor to all or substantially all of the business or assets of the Company to assume this Agreement in writing (other than in the case of merger by which transfer of this Agreement occurs by operation of law), or any other written agreement between Executive and the Company;

(iv)        a requirement that Executive relocate his primary work location by more than 50 miles; or

(v)        any request or requirement by the Company that Executive take any action or omit to take any action that is inconsistent with or in violation of the Company’s ethical guidelines and policies as the same existed within the 120-day period prior to the Termination Date, provided, however, that such events shall constitute Good Reason only if (A) within thirty (30) days following the occurrence of an event claimed to constitute Good Reason, Executive gives the Company written notice of such event, (B) the Company fails to cure such event within thirty (30) days after receipt of such written notice, and (C) the effective date of Executive’s termination of employment is within 180 days following expiration of such cure period.

(f)         In the event of termination of Executive’s employment, the sole obligation of the Company shall be its obligation to make the payments called for by Section 9(a) or Section 9(b) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as specifically provided under the terms of any employee benefit plans or programs maintained by the Company in which Executive then participates or any other written agreement between Executive and the Company.

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(g)        Notwithstanding the foregoing provisions of this Section 9, the Company shall not be obligated to make any payments to Executive under Section 9(a) hereof unless Executive has signed a release of claims in favor of the Company substantially in the form attached hereto as Annex D (the “Release”), all applicable consideration periods and rescission periods provided by law have expired and Executive is in material compliance with the terms of this Agreement and the Release as of the payment dates.

(h)         Notwithstanding any other provision of this Agreement, if the Termination Date occurs upon or within twenty-four (24) months following a Change of Control (as defined below), then Executive shall not be entitled to severance pay and benefits under Section 9(a) above but shall receive the payments and benefits set forth in this Section 9(h) (as applicable) without any reduction pursuant to Section 9(a)(iii). If Executive’s employment with the Company is terminated upon or within twenty-four (24) months following a Change of Control (i) by the Company without Cause or (ii) by Executive for Good Reason, then, subject to Section 9(g) above, and in addition to the Earned Amounts, the Company shall pay to Executive an amount equal to two times the sum of Executive’s annual Base Salary (without giving effect to any reduction that is the basis for Executive’s resignation for Good Reason) plus Executive’s AIP bonus at 100% of target, each as in effect as of the Termination Date. Such amount shall be payable in a lump sum not later than 30 days following the effective date of the release of claims provided in Section 9(g).

(i)          “Change of Control” shall have the meaning set forth in the Equity Award attached as Annex B. With respect to any amount that is non-qualified deferred compensation subject to Section 409A that becomes payable upon or in connection with the occurrence of a Change of Control, a transaction shall not be considered to constitute a Change of Control unless it also constitutes a change in control event for purposes of Section 409A, and any transaction that constitutes a change in control event for purposes of Section 409A shall be considered a Change of Control.

(j)          Notwithstanding anything in this Agreement or any written or unwritten policy of the Company to the contrary, (i) if it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other agreement between the Company and Executive or otherwise (a “Payment” or “Payments”),  would constitute a parachute payment (“Parachute Payment”) within the meaning of Section 280G of the Code and would, but for this Section 9(j), be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Payments be reduced to the minimum extent necessary to ensure that no portion of the Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Payments net of all federal, state, local, foreign income, employment and excise taxes. The Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any determination required under this Section 9(j), including whether any payments or benefits are Parachute Payments, shall be made by a nationally-recognized accounting firm retained by the Company after consultation with Executive and his advisers. Executive shall provide the Company with such information and documents as the Company may reasonably request to enable the accounting firm to make the determination required by this Section 9(j).   The accounting firm’s determination shall be final and binding on the Company and Executive.

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10.         Non-Competition/Non-Solicitation.  Executive acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information, including, without limitation, its trade secrets, customer goodwill, and employee, supplier, and vendor relationships. During his employment, Executive will have access to the Company’s Confidential Information, and will have significant control and influence over the Company’s customers, suppliers, vendors and employees. In order to protect the Company’s Confidential Information, trade secrets, customer goodwill and the stability of the Company’s workforce, and other legitimate business interests, Executive agrees to the following covenants:

(a)          Non-Competition. During Executive’s employment with the Company or any Affiliate and for a period of two (2) years following the termination of such employment, whether initiated by Executive or the Company, Executive shall not, either directly or indirectly on behalf of himself or any third party, own, operate, lend money to, be a guarantor for, consult with, license intellectual property to, render services as an employee or otherwise to, be a director or officer of (or hold a position similar to a director or officer of), act as agent for, or acquire or hold any interest in or otherwise invest in any person or entity that engages in any business that competes with any segment, division or portion of the Business then engaged in by the Company or any Affiliates from time to time (including such products and services similar to or competitive with any products or services being developed, produced and/or sold by the Company or any of its Affiliates after the date of this Agreement), in whole or in part, anywhere in the Restricted Area. For purposes of this Agreement, “Restricted Area” means North America and any other geographic location where the Company conducts the Business, or is actively planning to conduct the Business, as of the Termination Date.

Notwithstanding the foregoing, nothing in this Section 10(a) prohibits or otherwise restricts Executive from (i) owning or holding less than 1% of the outstanding shares of any class of stock that is regularly traded on a recognized domestic or foreign securities exchange or over the counter market, (ii) investing in hedge or private equity funds or other similar alternative investment vehicles as long as such investment represents less than 2% of the equity interests in any such fund or vehicle and Executive does not play any active role in the activities of the fund or vehicle, (iii) providing services to an entity that does compete with the Business within the meaning of the foregoing paragraph as long as the competitive lines of business represent in the aggregate less than 10% of the revenue of such entity and Executive does not supervise such lines of business at less than two levels above the active day-to-day operations of the lines of business that compete with the business of the Company, or (iv) providing services to an entity that does compete with the Business in excess of the revenue threshold set forth in sub-clause (iii), provided that Executive is employed in a division, unit or operating segment of such business that is not directly or indirectly involved in any competitive line of business, Executive has no supervisory or operational responsibility for such competitive line(s) of business, and Executive and the new employer each provide written assurances reasonably satisfactory to the Company describing Executive’s expected role and confirming that Executive will not have involvement in or responsibility for such competitive line(s) of business.

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(b)         Non-Solicitation of Customers and Suppliers. During Executive’s employment with the Company or any Affiliate and for a period of two (2) years following the termination of such employment, whether initiated by Executive or the Company, Executive shall not, either directly or indirectly on behalf of himself or any third party: (i) call on or solicit any customers for the purpose of marketing or selling any products or services that are directly competitive with products or services offered by the Company and its Affiliates, or for the purpose of diverting to a competitor of the Company and its Affiliates any business from the Company or any of its Affiliates; (ii) persuade or attempt to persuade, or induce or attempt to induce, any actual or prospective customer, or actual client, vendor, service provider, supplier, contractor or any other person having material business dealings with the Company or any of its Affiliates to cease doing business or otherwise transacting business with the Company or any of its Affiliates or to reduce the amount of business it conducts or will conduct with the Company; or (iii) call on or solicit any material suppliers of the Company or any of its Affiliates; or (iv) otherwise interfere with the relationship between the Company or any Affiliate and its actual or prospective customers, or clients, vendors, service providers, or suppliers.  Executive acknowledges that the Company has invested material time and resources in the identification and qualification of its customers and/or suppliers and that the identity, nature and details of its relationships with customers and/or suppliers are unique and proprietary.  For purposes of this Agreement, a “prospective customer” means (i) any person solicited by Executive on behalf of the Company for any purpose relating to the Business at any time during Executive’s employment with the Company, and in the case of termination, within the twelve (12) month period immediately preceding the Termination Date and (ii) any person solicited by the Company with Executive’s knowledge for any purpose relating to the Business at any time during Executive’s employment with the Company, and in the case of termination, within the twelve (12) month period immediately preceding the Termination Date.

(c)          Non-Solicitation/No-Hire of Employees.  During Executive’s employment with the Company or any Affiliate and for a period of two (2) years following the termination of such employment, whether initiated by Executive or the Company, Executive shall not, either directly or indirectly on behalf of himself or any third party, hire, employ, engage, or attempt to employ or engage any individual who is then a director or officer (or individual holding a similar position) or employee of the Company or any of its Affiliates, or who at any time during the one-year period prior to the Termination Date was an employee of the Company or any Affiliate, or otherwise solicit, request, advise or induce any such employee of the Company or any Affiliate to terminate or otherwise adversely change its relationship with the Company or any Affiliate.  The foregoing will not prohibit Executive from (i) soliciting or hiring any individual who served at any time during the Employment Term as Executive’s personal secretary and/or assistant, (ii) following Executive’s termination from employment with the Company, serving solely as a reference for any employee of the Company as long as in serving as a reference Executive does not take any actions that encourages such employee to terminate the employee’s employment with the Company, (iii) encouraging an employee to leave employment with the Company in the good faith performance of Executive’s duties to the Company, for example, as part of Executive’s responsibility to terminate an employee’s employment, or (iv) general advertisement or solicitation for employment that is not specifically directed at employees of the Company (provided, Executive does not hire such a person).

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(d)         Reasonableness of Covenants. Executive agrees that the scope and duration of Section 10 are reasonable and necessary to protect the Company’s legitimate business interests. If, at any time, any term or provision contained in Section 10 is finally adjudicated by a court or arbitrator of competent jurisdiction as invalid or unenforceable, the parties hereby agree that the court or arbitrator making this determination will have the power to reform the scope and/or duration of the term or provision to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable which comes closest to expressing the intention of the invalid or unenforceable term or provision; and that such reformation will not impact the other provisions of this Agreement and will be enforceable as so modified.

11.         Non-Disparagement. During Executive’s employment with the Company or any Affiliate and for a period of two (2) years thereafter, to the fullest extent permitted by law, Executive shall not make any statement that is disparaging or reflects negatively upon the Company or its Affiliates, or any of their officers, directors or employees, to, or that is likely to come to the attention of, (a) any customer, vendor, supplier, distributor or other trade related business relation of the Company or any of its Affiliates, (b) any employee of the Company or its Affiliates, or (c) the media, or any member thereof. Nothing in this Section 11 shall or shall be deemed to prevent or impair Executive from (i) pleading or testifying, to the extent that he or she reasonably believes such pleadings or testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested, (ii) otherwise complying with legal requirements, (iii) enforcing any rights under this Agreement, or (iv) taking any action Executive in good faith believes to be necessary or appropriate in fulfilling his fiduciary responsibilities to the Company or any Affiliate.

12.         Other Post-Termination Obligations.

(a)         Resignation from Positions. Immediately upon termination of Executive’s employment with the Company for any reason, Executive will resign from all positions then held as a director, officer or employee of the Company or its Affiliates.

(b)          Return of Property. Upon termination of his employment with the Company, or at such earlier time requested by the Company, Executive shall promptly deliver to the Company any and all records and property of the Company or its Affiliates in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, digital media, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or any of its Affiliates, and all copies thereof, and keys, vehicles, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or any of its Affiliates; provided, however, that Executive may retain a copy of information solely relating to his personal employment terms and arrangements with the Company.

(c)         Cooperation. Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee, respond to inquiries and cooperate with the Company in connection with the transition of his duties and responsibilities for the Company; consult with the Company regarding business matters that he was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of his employment by or service to the Company or any of its Affiliates. In connection with such cooperation requested by the Company, the Company shall reimburse Executive for reasonable out-of-pocket costs incurred as a result of his compliance with his obligations, and, with respect to such cooperation provided by Executive following the first anniversary of the Termination Date, the Company shall compensate Executive at an hourly or daily rate comparable to his regular base salary rate in effect as of the Termination Date.

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(d)        Indemnification. As provided in the Company’s governing documents, Executive shall be entitled to indemnification to the fullest extent permitted by the Minnesota Business Corporation Act. Upon termination of Executive’s employment, the Company will provide indemnification and insurance defense in the same manner and to the same extent as provided to other former officers and directors of the Company.

13.	Remedies.

(a)         Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of Sections 5, 6, 7, 10, 11 or 12 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

(b)         Dispute Resolution. Except as provided in the last sentence of this Section 13(b), in the event of any dispute between Executive and the Company relating to this Agreement or Executive’s employment hereunder, before proceeding with any legal claim or process Executive agrees to first notify the Board in writing of the existence and nature of the dispute and to enter into discussions in good faith to resolve such dispute. In the event that the parties are unable to resolve such dispute within thirty (30) days after written notice of the dispute was first given, either party may proceed with such claim in any other manner permitted by law.  This Section 13(b) does not affect any rights that Executive or the Company may have in law or equity to immediately seek emergency or temporary injunctive and other equitable relief.

14.	Miscellaneous.

(a)          Taxes. The Company will deduct or withhold from any payment made or benefit provided hereunder all federal, state and local taxes which the Company is required or authorized by law to deduct or withhold therefrom or otherwise collect in connection with the wages and benefits provided in connection with Executive’s employment with the Company. This Agreement and the payments and benefits provided hereunder are intended to satisfy, or be exempt from, the requirements of Code Sections 409A(a)(2), (3) and (4), including current and future guidance and regulations interpreting such provisions (“Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement or the payments or benefits provided hereunder, it is intended that this Agreement and such payments and benefits comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything in this Agreement to the contrary, this Agreement and the payments and benefits provided hereunder shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, if and to the extent required to comply with Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments; (ii) any expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit; and (iii) no payment or benefit required to be paid under this Agreement on account of a termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A. If Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) shall not be paid during such period, but shall instead be accumulated and paid in a lump sum on the first business day following the earlier of (a) the date that is six months after the separation from service or (b) Executive’s death.

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(b)        Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts of the District of Minnesota for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims for interpretation, breach or enforcement of this Agreement shall be brought in such courts.  Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

(c)          Waiver of Jury Trial.  To the fullest extent permitted under applicable law, Executive and the Company expressly waive any and all rights to a jury trial with respect to any dispute arising out of or in connection with this Agreement.

(d)          Governing Law.  All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(e)          Entire Agreement. This Agreement (together with the documents expressly referenced herein, including without limitation the AIP, the LTIP and the Equity Awards) contains the entire agreement and understanding of the parties concerning the initial terms and conditions of Executive’s employment with the Company, and as of the Effective Date supersedes, terminates and nullifies all prior commitments, agreements and understandings with respect to such relationship between the parties, including without limitation the offer letters to Executive from the Company dated September 3 and September 6, 2018. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

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(f)          Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(g)         No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(h)         Assignment. Neither party may, without the written consent of the other, assign or delegate any of its rights or obligations under this Agreement, except that the Company may, without the consent of Executive, assign or delegate any of its rights or obligations under this Agreement to (i) any corporation or other business entity with which the Company may merge or consolidate, (ii) any corporation or other business entity to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (iii) any Affiliate. The Company shall require any successor to all or substantially all of the business or assets of the Company to acknowledge and assume this Agreement in writing. Upon such assignment and assumption, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 14. If the Company fails to obtain assumption of this Agreement from any successor in writing or by operation of law, the Company will remain bound by this Agreement.

(i)         Representations, Warranties and Covenants. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement, including without limitation any employment, consulting, confidentiality, non-competition, trade secret or similar agreement to which Executive is a party, nor any judgment, order, decision or decree to which Executive is subject. Executive warrants he is free to enter into this Agreement and to perform the services contemplated herein. Executive is not currently (and will not, to the best knowledge and ability of Executive, at any time during employment with the Company be) subject to any conflicting agreement, understanding, obligation, claim, litigation or condition from any third party. Executive further agrees and covenants that he will not improperly use or disclose in connection with Executive’s employment with the Company any confidential, proprietary or trade secret information of any former employer or third party, and will not bring onto Company premises or copy onto Company equipment or systems any unpublished documents, data or information of any former employer or third party.

(j)          Survival. The provisions of this Agreement that by their terms or implications extend beyond the Employment Term, including without limitation Sections 5, 6, 7, 9, 10, 11, and 12 of this Agreement, shall survive the termination of the Employment Term and of Executive’s employment with the Company for any reason.

(k)         Counterparts. This Agreement may be executed in two counterparts and delivered by facsimile or other means of electronic communication, each of which shall be deemed an original but both of which shall constitute but one instrument.

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(l)          Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to the other party on the date delivered when delivered personally, one (1) business day following the date when sent by nationally recognized overnight delivery service for next business day delivery, or three (3) business days following the date of postmark if sent by first-class U.S. registered or certified mail, postage prepaid and return receipt requested, provided in each case such notice is properly addressed to the applicable addresses set forth below (or such other address as such party may indicate in writing to the other party pursuant to this Section 14(l)):

If to the Company:
Deluxe Corporation
3680 Victoria Street North
Shoreview, MN 55126-2966
Attention: Chair, Board of Directors
Attention:  General Counsel

If to Executive:
Barry C. McCarthy
At the last known address in the personnel records of the Company.

(m)        Severability. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect.

(n)         Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

Signature page follows

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IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date set forth above.

DELUXE CORPORATION

/s/ Martyn Redgrave
By:	Martyn Redgrave
Its:	Chair, Board of Directors

EXECUTIVE

/s/ Barry C. McCarthy
Barry C. McCarthy

[Signature Page to Barry C. McCarthy Employment Agreement]

Annex A

Member of the Board of Directors of:
•	FinTechAtlanta (Chairman; term ends 12/31/18)
•	The Carter Center;
•	Woodruff Arts Center;
•	Atlanta Metro Chamber;
•	Technology Association of Georgia; and
•	American Transaction Processors Coalition

Annex A-1

Annex B

DELUXE	RESTRICTED STOCK UNIT
CORPORATION	AWARD AGREEMENT
AWARDED TO	AWARD DATE	TOTAL NUMBER OF RESTRICTED STOCK UNITS

1.
The Award.  Deluxe Corporation, a Minnesota corporation (“Deluxe“), hereby grants to you as of the above Award Date the above number of restricted stock units (“Units”) on the terms and conditions contained in this Restricted Stock Unit Award Agreement (including the Addendum attached hereto, the “Agreement”) and Deluxe’s 2017 Long Term Incentive Plan (the “Plan”), a copy of which has been provided to you.  The Units are issued to you pursuant to Section 4(d) of your Employment Agreement with Deluxe dated October ___, 2018 (the “Employment Agreement”).  Each Unit will entitle you to acquire one share of Deluxe common stock, par value $1.00 (“Common Stock”), when the restrictions applicable to each Unit expire or terminate as provided below.  Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by Deluxe.  This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of Deluxe.  Except as provided below, capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan.

2.
Vesting of Units.  The Units are subject to the restrictions contained in this Agreement and the Plan for the Restricted Period (as defined below).  As used herein, “Restricted Period” shall mean, with respect to each of the three segments of the Units set forth below, a period commencing on the Award Date and, subject to Section 4, ending with respect to each segment on its respective vesting date:

Units subject to segment	Vesting Date
20% of total Units	First anniversary of Award Date
40% of total Units	Second anniversary of Award Date
40% of total Units	Third anniversary of Award Date

Subject to Sections 4 and 5, the restrictions on a segment shall lapse and the applicable segment will vest and become non-forfeitable on the corresponding vesting date, so long as your service to Deluxe has not previously ended.  In addition, the Units shall continue to vest if your employment is terminated (i) by Deluxe without Cause or by you for Good Reason on or prior to the second anniversary of the Award Date, or (ii) by reason of Disability, so long as you have (a) signed and not rescinded the Release and (b) you are in material compliance with the restrictive covenants set forth in the Employment Agreement or in any other written agreement between you and the Company.

3.	Restrictions. The Units shall be subject to the following restrictions during the Restricted Period:

(a)        The Units shall be subject to forfeiture to Deluxe as provided in this Agreement and the Plan.

(b)        The Units may not be sold, assigned, transferred or pledged.  You may not transfer the right to receive the Units, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

(c)        Shares to be issued in settlement of the Units will not be issued until the Units vest and become distributable under the terms of this Agreement.

(d)        If cash or non-cash dividends or distributions are declared and paid by Deluxe with respect to its Common Stock, then at the same time that such dividends or distributions are paid to the shareholders you will have dividend equivalents credited to your account with respect to your Units.  All such dividend equivalents shall be held by Deluxe until the end of the applicable Restricted Period associated with the underlying Shares to which such dividends or distributions relate, less applicable income tax and social security tax withholding. Any dividend equivalent payments paid with respect to any Units shall be paid when, and only to the extent that, the underlying Units actually vest and are settled in Shares. If the Units are forfeited, then all rights to such dividend and distribution payments shall also be forfeited.

Annex B-1

4.	Acceleration of Vesting.

(a)         In the event of your death any time during the Restricted Period, all of the yet unvested Units will vest (i.e., the restrictions on the Units shall lapse), the Restricted Period will end and the Units shall become non-forfeitable as of the date of your death.

(b)        Notwithstanding any provision contained in this Agreement that would result in Units vesting in full or in part at a later date, if, in connection with any Change of Control, the acquiring Person, surviving or acquiring corporation or entity, or an Affiliate of such corporation or entity, elects to assume the obligations of Deluxe under this Agreement and to replace the Shares issuable upon exercise of the Units with other equity securities that are listed on a national securities exchange (including by use of American Depository Receipts or any similar method) and are freely transferable under all applicable federal and state securities laws and regulations, the Units then subject to restriction shall continue to vest as set forth in Section 2, provided, however, the Units shall vest in full and the Restricted Period will end if, within twelve months of the date of the Change of Control:

(i)	Your employment with the Company (or any successor company or affiliated entity with which you are then employed) is terminated by the Company or such other employer without Cause,

(ii)	Your employment with the Company (or any successor company or affiliated entity with which you are then employed) is terminated by you for Good Reason, or

(iii)	Vesting would otherwise occur on any earlier date as provided under this Agreement.

In the event of any such Change of Control, the number of replacement equity securities issuable under this Agreement shall be determined by the Committee in accordance with Section 4(c) of the Plan.  In the event of any such Change of Control, all references herein to the Units shall thereafter be deemed to refer to the replacement equity securities, references to Deluxe shall thereafter be deemed to refer to the issuer of such replacement equity securities, and all other terms of this Agreement shall continue in effect except as and to the extent modified by this subparagraph.

(c)       If the Change of Control does not meet the continuation or replacement criteria specified in subparagraph 4(b) above or if your employment was terminated prior to the Change of Control (i) by Deluxe without Cause or by you for Good Reason on or prior to the second anniversary of the Award Date or (ii) due to Disability, all Units then subject to restriction shall vest in full immediately and the Restricted Period will end upon the Change of Control.

5.	Forfeiture.

(a)        Subject to the provisions of Section 2 or Section 4, in the event your employment is terminated during the Restricted Period, or you engage in a Forfeiture Activity (as defined below) during the Restricted Period, your rights to all of the Units then subject to restrictions shall be immediately and irrevocably forfeited.

(b)        If, at any time within 12 months after the date any portion of this Award has vested, you engage in any Forfeiture Activity, then the value of the Units received by you upon such distribution must be paid to Deluxe within 30 days of demand by Deluxe.  For purposes hereof, the value received by you shall be determined by multiplying the number of Shares you received times the closing price on the New York Stock Exchange of a Share on the applicable vesting date (without regard to any subsequent increase or decrease in the fair market value of such Units).

(c)        As used herein, you shall be deemed to have engaged in a “Forfeiture Activity” if you fail to materially comply with the restrictive covenants applicable to you under the Employment Agreement or in any other written agreement between you and the Company, or if you are terminated by Deluxe for Cause.

(d)        If any court of competent jurisdiction shall determine that the foregoing forfeiture provisions are invalid in any respect, the court so holding may limit such provisions in any manner which the court determines such that the provision shall be enforceable against you.

(e)        By accepting this Agreement, and to the extent permitted by Section 409A (as defined below), you consent to a deduction from any amounts Deluxe owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to you by Deluxe), to the extent of the amount you owe Deluxe under the foregoing provisions.  Whether or not Deluxe elects to make any set-off in whole or in part, if Deluxe does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to pay immediately the unpaid balance to Deluxe.

Annex B-2

(f)         Nothing contained in this Section 5 shall be construed to limit the provisions of Section 6(h) of the Plan (dealing with recoupment of awards made to certain officers of Deluxe), which are incorporated into this Agreement by reference.

(g)        In the event that any Units vest but do not become distributable in accordance with the terms of Section 2 above, such Units shall be forfeited.

6.
Delivery of Shares of Common Stock.  Subject to Section 5, after any Units vest pursuant to Section 2 or Section 4, as applicable, Deluxe shall, as soon as practicable (but no later than 74 days after the applicable vesting date), cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one share of Common Stock in payment and settlement of each vested Unit along with any dividends or distributions referenced in Section 3(d).  Delivery of Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by Deluxe’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 8 and compliance with all applicable legal requirements as provided in the Plan, and shall be in complete satisfaction and settlement of such vested Units.  If the Units that vest include a fractional Unit, Deluxe shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.  In no event shall the timing of your execution of a Release, directly or indirectly, result in you designating the calendar year of the payment and settlement of the vested Units and any related dividends or distributions, and if such payment and settlement is subject to execution of a Release and could be made in more than one taxable year, payment and settlement shall be made in the later taxable year.

7.
Rights.  The Units subject to this award do not entitle you to any rights of a holder of Common Stock.  You will not have any of the rights of a shareholder of Deluxe in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 6.

8.
Income Taxes.  You are liable for any federal and state income taxes applicable to this Agreement, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences.  Upon the distribution of Shares, you shall promptly pay to Deluxe the amount of all applicable taxes required by Deluxe to be withheld or collected upon the distribution of the Shares in settlement of the vested Units, such amount to be paid in cash or in previously acquired Shares having a fair market value equal to the tax withholding amount.  In the alternative, you may direct Deluxe to withhold from Shares otherwise to be distributed the number of Shares having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld upon the distribution of the Shares. You acknowledge that no Shares will be distributed to you unless and until you have satisfied any obligation for withholding taxes as provided in this Agreement.

Because the amounts due under this Agreement are deferred compensation subject to Section 409A of the Internal Revenue Code (“Section 409A”),

(a)        any distribution or payment triggered on termination of employment will only be payable to the extent the termination of employment qualifies as a “separation from service” under Section 409A;

(b)        any distribution or payment triggered on termination of employment will be subject to the six month delay requirement in Treasury Regulations § 1.409A-3(i)(2) to the extent that you are a specified employee as of your separation from service; and

(c)        any amendments to this Agreement (including, but not limited to, amendments with respect to time and form of payment) shall comply with the requirements of Section 409A.

9.
Terms and Conditions.  This Agreement and the award of Units and the issuance of Shares hereunder are subject to and governed by the provisions of the Plan.  In the event there are any inconsistencies between this Agreement and the Plan, the provisions of the Plan shall govern, as it may be amended or interpreted at Deluxe’s discretion, to meet any applicable requirements of Section 409A of the Internal Revenue Code.

By your acceptance of this restricted stock unit award, you agree to all of the terms and conditions contained in this Agreement and in the Plan.  You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and Deluxe regarding the Units.

DELUXE CORPORATION

By:

Annex B-3

ADDENDUM TO
RESTRICTED STOCK UNIT AWARD AGREEMENT

For the purposes hereof, the terms used herein shall have the following meanings:

“Affiliate” shall mean a company controlled directly or indirectly by Deluxe, where “control” shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

“Beneficial Owner” shall have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Cause” hereunder shall mean that one of the following events or conditions has occurred:

(i)	your willful act or acts of dishonesty that result in your substantial gain or personal enrichment at the expense of Deluxe;

(ii)	unlawful conduct or gross misconduct that is willful and deliberate on your part and is or is reasonably likely to be injurious to the business, finances or reputation of Deluxe;

(iii)	your conviction of, or your plea of guilty or no-contest to, a gross misdemeanor involving moral turpitude or a felony;

(iv)
your material breach of any terms, conditions or representations of the Employment Agreement or of any material written policies of Deluxe, which failure or breach, if curable, has not been cured by Executive to the reasonable satisfaction of the Board within thirty (30) days after written notice thereof to you by Deluxe.

For purposes of this Cause definition, no act or failure to act shall be treated as “willful” unless done, or omitted to be done, by you not in good faith and without the reasonable belief that your action or omission was in the best interest of Deluxe.  Your termination for Cause shall be effective when approved at a meeting of the Board (excluding you) based upon its determination that you engaged in an act or omission set forth in a written notice delivered to you in accordance with this Agreement that your employment will be terminated for Cause and that such act or omission constitutes Cause.

A “Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied, to the extent that it is also a change in control event:

(i)
any Person becomes the Beneficial Owner, directly or indirectly, of securities of Deluxe representing 30% or more of the combined voting power of Deluxe’s then outstanding securities, excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person any securities acquired directly from Deluxe or its Affiliates or in connection with a transaction described in paragraph (iii) below; or

(ii)
the individuals who at the date of your award election hereunder constitute the Board and any new director (other than a director whose initial assumption of office occurs within a year of and is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Deluxe) whose appointment or election by the Board or nomination for election by Deluxe’s shareholders was approved or recommended by a vote of a majority of the directors then still in office who either were directors at the date of your award election hereunder or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(iii)
the shareholders of Deluxe approve a plan of complete liquidation of Deluxe or there is consummated (A) a merger, consolidation, share exchange or similar transaction involving Deluxe, regardless of whether Deluxe is the surviving corporation or (B) the sale or disposition by Deluxe of all or substantially all Deluxe’s assets, other than a sale or disposition by Deluxe of all or substantially all of Deluxe’s assets to an entity, unless, immediately following such corporate transaction, all or substantially all of the individuals and entities who were the beneficial owners of Deluxe’s voting securities immediately prior to such corporate transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the surviving or acquiring entity resulting from such corporate transaction (including beneficial ownership through any parent of such entity) in substantially the same proportions as their ownership, immediately prior to such corporate transaction, of Deluxe’s voting securities.

Annex B-4

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Common Stock of Deluxe immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Deluxe immediately following such transaction or series of transactions.

“Disability” hereunder shall have the meaning set forth in the Employment Agreement.

“Good Reason” hereunder shall mean the occurrence of any of the following without your consent and not caused by you:

(i)
the assignment to you of any position and/or duties, or any other action by Deluxe, that results in a material diminution in your position, authority, duties or responsibilities, excluding any diminution attributable solely to the fact that Deluxe is no longer a public company;

(ii)
any material reduction in your Base Salary or AIP (as such terms are defined in the Employment Agreement) target opportunity (other than a reduction in Base Salary made as part of an across-the-board reduction permitted by Section 4(a) of the Employment Agreement);

(iii)
any material breach by Deluxe of the Employment Agreement, including but not limited to a requirement that you report to anyone other than the Board or the failure of any successor to all or substantially all of the business or assets of Deluxe to assume the Employment Agreement in writing (other than in the case of merger by which transfer of the Employment Agreement occurs by operation of law), or any other written agreement between you and Deluxe;

(iv)	a requirement that you relocate your primary work location by more than 50 miles; or

(v)
any request or requirement by Deluxe that you take any action or omit to take any action that is inconsistent with or in violation of Deluxe’s ethical guidelines and policies as the same existed within the 120-day period prior to the termination of your employment, provided, however, that such events shall constitute Good Reason only if (A) within thirty (30) days following the occurrence of an event claimed to constitute Good Reason, you give Deluxe written notice of such event, (B) Deluxe fails to cure such event within thirty (30) days after receipt of such written notice, and (C) the effective date of your termination of employment is within 180 days following expiration of such cure period.

“Person” shall have the meaning defined in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (i) Deluxe or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Deluxe in substantially the same proportions as their ownership of Common Stock.

“Release” means a release in substantially the form attached to the Employment Agreement as Annex D.

For all purposes of this Agreement “separation from service”, “specified employee”, and “change in control event” shall have the meanings set forth in Treasury Regulations §1.409A-1(h), §1.409A-1(i), and §1.409A-3(i)(5), respectively, without regard to any of the optional provisions set forth in such regulations, except that

(i)
for purposes of Treas. Reg. §1.409A-1(h)(1)(ii), an employee shall be considered to have incurred a separation from service on the date on which it is reasonably anticipated that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will  permanently decrease to less than 50 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months); and

(ii)
for purposes of identifying specified employees the safe harbor definition of compensation contained in Treas. Reg. §1.415(c)-2(d)(4) (compensation required to be reported on Form W-2 plus elective deferrals) shall be used, and compensation paid to a nonresident alien that is not effectively connected with the conduct of a trade or business within the United States shall be excluded.

Annex B-5

Annex C

DELUXE	NON-QUALIFIED STOCK OPTION AGREEMENT
CORPORATION

GRANTED TO	GRANT DATE	# OF DELUXE CORP COMMON SHARES	OPTION PRICE PER SHARE
EXPIRATION DATE

1.	GRANT
Deluxe Corporation, a Minnesota corporation (“Deluxe”), hereby grants to you the right to purchase the above stated number of shares of its common stock, par value $1.00 per share, at the price stated above (the “Option”), on the terms and conditions set forth in this award agreement (including the Addendum attached hereto, the "Agreement") and Deluxe’s 2017 Long Term Incentive Plan (the "Plan"), a copy of which has been provided to you.  This Option is issued to you pursuant to Section 4(d) of your Employment Agreement with Deluxe dated October ___, 2018 (the “Employment Agreement”).  Except as set forth below, capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan.

2.	DURATION AND EXERCISABILITY
Except as set forth below, you may not exercise any portion of this Option prior to one year from the date of grant set forth above (the "Grant Date"), and this Option expires seven years after the Grant Date (the “Expiration Date”).  Commencing one year after the Grant Date you may exercise this Option in cumulative installments of 20% on and after the first anniversary of the Grant Date, 40% on and after the second anniversary of the Grant Date, and 40% on and after the third anniversary of the Grant Date, subject to your continued employment with Deluxe or an Affiliate (collectively, the “Company”).  This entire Option will vest earlier and become exercisable upon your Disability or death.  In addition, this Option shall continue to vest in the event your employment is terminated by the Company without Cause or by you for Good Reason on or prior to the second anniversary of the Grant Date, so long as you have signed and not rescinded the Release and you are in material compliance with the restrictive covenants set forth in the Employment Agreement or in any other written agreement between you and the Company.

Subject to Sections 3, 4 and 5, the vested and exercisable portion of this Option may be exercised in whole or in part at any time during this Option term by delivering a written or electronic notice of exercise to such party as may be designated from time to time, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes.  The notice of exercise must be in a form approved by Deluxe and state the number of Shares to be purchased, the method of payment of the aggregate exercise price and the directions for the delivery of the Shares to be acquired, and must be signed or otherwise authenticated by the person exercising this Option.

3.	DISABILITY, DEATH OR TERMINATION
(a)        If you die while employed, the representative of your estate or your heirs will have one year from the date of your death to exercise this Option.

(b)        If your employment terminates due to Disability, you will have one year from the date of your termination to exercise this Option.

(c)        If your employment with the Company is terminated for Cause, the entire unexercised portion of this Option will be canceled as of your last date of employment.

(d)        Except as otherwise provided in Section 4, if your employment is terminated by the Company without Cause or if you voluntarily terminate your employment with the Company for Good Reason, you will have (i) three months from the date of your termination to exercise that portion of this Option that is then vested, if any, and (ii) three months from the date any portion of this Option subsequently vests in accordance with Section 2 above to exercise that portion of this Option.

(e)       If (i) you otherwise voluntarily terminate your employment with the Company or (ii) except as otherwise provided in Section 4, if your employment is terminated by the Company without Cause or if you voluntarily terminate your employment with the Company for Good Reason after the second anniversary of the Grant Date, you will have three months from the date of your termination to exercise that portion of this Option that was vested as of your termination date.

In no case, however, may this Option be exercised after the Expiration Date.

Annex C-1

4.	ACCELERATION OF EXERCISABILITY UPON CHANGE OF CONTROL
(a)        Notwithstanding any installment or delayed exercise provision contained in this Agreement that would result in this Option becoming exercisable in full or in part at a later date, if, contemporaneously with any “Change of Control” (as defined in the Addendum), the acquiring Person, surviving or acquiring corporation or entity, or an affiliate of such corporation or entity, elects to continue this Option in effect and to replace the Shares issuable upon exercise of this Option with other equity securities that are listed on a national securities exchange (including by use of American Depository Receipts or any similar method) and are freely transferable under all applicable federal and state securities laws and regulations, this Option shall continue to vest as set forth in Section 2, provided however, that it shall become immediately exercisable in full and, in the case of clauses (i) and (ii) below shall remain exercisable for one year following the  termination of your employment with the Company, if, within twelve months of the date of the Change of Control:

(i)	Your employment with the Company (or any successor company or affiliated entity with which you are then employed) is terminated by the Company or such other employer without Cause,

(ii)	Your employment with the Company (or any successor company or affiliated entity with which you are then employed) is terminated by you for Good Reason, or

(iii)	Any earlier date vesting would otherwise occur as provided under this Agreement.

In the event of any such Change of Control, the number of replacement equity securities issuable upon exercise of this Option shall be determined by the Committee in accordance with Section 4(c) of the Plan.  In the event of any such Change of Control, references to Deluxe shall thereafter be deemed to refer to the issuer of such replacement equity securities, and all other terms of this Option shall continue in effect except as and to the extent modified by this subparagraph.

(b)        If the Change of Control does not meet the continuation or replacement criteria specified in subparagraph 4(a) above or if your employment was terminated by Deluxe without Cause or by you for Good Reason on or prior to the second anniversary of the Grant Date but prior to the Change of Control, this Option shall become fully vested and exercisable for such a period of time prior to the effective time of the Change of Control as is deemed fair and equitable by the Committee and shall terminate at the effective time of the Change of Control.

5.	FORFEITURE OF OPTION AND OPTION GAIN RESULTING FROM CERTAIN ACTIVITIES
(a)        If you engage in any Forfeiture Activity (as defined below) then (i) this Option shall immediately terminate effective as of the date any such activity first occurred, and (ii) if the Forfeiture Activity occurred at any time within 12 months after the date that you have exercised any portion of this Option, any gain received by you pursuant to the exercise of this Option must be paid to Deluxe within 30 days of demand by Deluxe.  For purposes hereof, the gain on any exercise of this Option shall be determined by multiplying the number of shares purchased pursuant to this Option times the excess of the closing price on the New York Stock Exchange of a share of Deluxe’s common stock on the date of exercise (without regard to any subsequent increase or decrease in the fair market value of such Shares) over the exercise price.

(b)       As used herein, you shall be deemed to have engaged in a “Forfeiture Activity” if you fail to materially comply with the covenants applicable to you under the Employment Agreement, the Release or any other written agreement between you and the Company or if you are terminated by the Company for Cause.

(c)        If any court of competent jurisdiction shall determine that the foregoing forfeiture provisions are invalid in any respect, the court so holding may limit such provisions in any manner which the court determines such that the provisions shall be enforceable against you.

(d)        By accepting this Agreement, you consent to a deduction from any amounts the Company owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to you by Company), to the extent of the amounts you owe the Company under the foregoing provisions.  Whether or not the Company elects to make any set-off in whole or in part, if Company does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to pay immediately the unpaid balance to the Company.

(e)        Nothing contained in this Section 5 shall be construed to limit the provisions of Section 6(h) of the Plan (dealing with recoupment of awards made to certain officers of the Company), which are incorporated into this Agreement by reference.

6.	DELIVERY OF SHARES
As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in the Plan, have been satisfied, it shall deliver to the person exercising this Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent.  The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith.  All Shares so issued shall be fully paid and nonassessable.

Annex C-2

7.	INCOME TAXES
You are liable for any federal and state income or other taxes applicable upon exercise of this Option under this Agreement, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences.  Upon the issuance of Shares to you upon exercise of this Option, you shall promptly pay to Deluxe in cash, or in previously acquired Shares having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld or collected upon exercise of this Option.  In the alternative, you may direct Deluxe to withhold from Shares otherwise to be distributed the number of Shares having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld under the distribution of the Shares.  You acknowledge that no Shares will be distributed to you unless and until you have satisfied any obligation for withholding taxes as provided in this Agreement.

8.	TERMS AND CONDITIONS
This Agreement does not guarantee your continued employment or, subject to the provisions of any other written agreement between you and Deluxe or its Affiliates (including but not limited to the Employment Agreement), alter the right of Deluxe or its Affiliates to terminate your employment at any time.  You have no rights in the Shares subject to this Option until such shares are received upon exercise of this Option.  This Option is issued pursuant to the Plan and is subject to its terms.  In the event of any conflict between the provisions of the Plan and this Agreement (which includes the Addendum to this Agreement), the provisions of the Plan shall prevail.

By your acceptance of this option award, you agree to all of the terms and conditions contained in this Agreement and in the Plan.  You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and Deluxe regarding your right to purchase Shares pursuant to this Option.

DELUXE CORPORATION

By

RETAIN THIS DOCUMENT FOR YOUR RECORDS

Annex C-3

ADDENDUM TO
NON-QUALIFIED STOCK OPTION AGREEMENT

For the purposes hereof the terms used herein shall have the following meanings:

"Affiliate" shall mean a company controlled directly or indirectly by Deluxe, where "control" shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

"Beneficial Owner" shall have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Cause” hereunder shall mean that one of the following events or conditions has occurred:

(i)	your willful act or acts of dishonesty that result in your substantial gain or personal enrichment at the expense of Deluxe;

(ii)	unlawful conduct or gross misconduct that is willful and deliberate on your part and is or is reasonably likely to be injurious to the business, finances or reputation of Deluxe;

(iii)	your conviction of, or your plea of guilty or no-contest to, a gross misdemeanor involving moral turpitude or a felony; or

(iv)
your material breach of any terms, conditions or representations of the Employment Agreement or of any material written policies of Deluxe, which failure or breach, if curable, has not been cured by Executive to the reasonable satisfaction of the Board within thirty (30) days after written notice thereof to you by Deluxe.

For purposes of this Cause definition, no act or failure to act shall be treated as “willful” unless done, or omitted to be done, by you not in good faith and without the reasonable belief that your action or omission was in the best interest of Deluxe.  Your termination for Cause shall be effective when approved at a meeting of the Board (excluding you) based upon its determination that you engaged in an act or omission set forth in a written notice delivered to you in accordance with the Employment Agreement that your employment will be terminated for Cause and that such act or omission constitutes Cause.

A “Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)
any Person becomes the Beneficial Owner, directly or indirectly, of securities of Deluxe representing 30% or more of the combined voting power of Deluxe’s then outstanding securities, excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person any securities acquired directly from Deluxe or its Affiliates or in connection with a transaction described in paragraph (iii) below; or

(ii)
the individuals who at the date of your award election hereunder constitute the Board and any new director (other than a director whose initial assumption of office occurs within a year of and is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Deluxe) whose appointment or election by the Board or nomination for election by Deluxe’s shareholders was approved or recommended by a vote of a majority of the directors then still in office who either were directors at the date of your award election hereunder or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(iii)
the shareholders of Deluxe approve a plan of complete liquidation of Deluxe or there is consummated (A) a merger, consolidation, share exchange or similar transaction involving Deluxe, regardless of whether Deluxe is the surviving corporation or (B) the sale or disposition by Deluxe of all or substantially all Deluxe’s assets, other than a sale or disposition by Deluxe of all or substantially all of Deluxe’s assets to an entity, unless, immediately following such corporate transaction, all or substantially all of the individuals and entities who were the beneficial owners of Deluxe’s voting securities immediately prior to such corporate transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the surviving or acquiring entity resulting from such corporate transaction (including beneficial ownership through any parent of such entity) in substantially the same proportions as their ownership, immediately prior to such corporate transaction, of Deluxe’s voting securities.

Annex C-4

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Common Stock of Deluxe immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Deluxe immediately following such transaction or series of transactions.

“Disability” hereunder shall have the meaning set forth in Deluxe’s group long-term disability plan applicable to you for purposes of eligibility for long-term disability benefits; provided, if no such plan or definition exists, then “Disability” shall mean your inability to perform on a full-time basis the duties and responsibilities of your position with Deluxe by reason of your illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 120 days or more during any 180-day period.  A period of inability shall be “uninterrupted” unless and until you return to full-time work for a continuous period of at least thirty (30) days.

 “Good Reason” hereunder shall mean the occurrence of any of the following without your consent and not caused by you:

(i)
the assignment to you of any position and/or duties, or any other action by Deluxe, that results in a material diminution in your position, authority, duties or responsibilities, excluding any diminution attributable solely to the fact that Deluxe is no longer a public company;

(ii)
any material reduction in your Base Salary or AIP (as such terms are defined in the Employment Agreement) target opportunity (other than a reduction in Base Salary made as part of an across-the-board reduction permitted by Section 4(a) of the Employment Agreement);

(iii)
any material breach by Deluxe of the Employment Agreement, including but not limited to a requirement that you report to anyone other than the Board or the failure of any successor to all or substantially all of the business or assets of Deluxe to assume the Employment Agreement in writing (other than in the case of merger by which transfer of the Employment Agreement occurs by operation of law), or any other written agreement between you and Deluxe;

(iv)	a requirement that you relocate your primary work location by more than 50 miles; or

(v)
any request or requirement by Deluxe that you take any action or omit to take any action that is inconsistent with or in violation of Deluxe’s ethical guidelines and policies as the same existed within the 120-day period prior to the termination of your employment, provided, however, that such events shall constitute Good Reason only if (A) within thirty (30) days following the occurrence of an event claimed to constitute Good Reason, you give Deluxe written notice of such event, (B) Deluxe fails to cure such event within thirty (30) days after receipt of such written notice, and (C) the effective date of your termination of employment is within 180 days following expiration of such cure period.

"Person" shall have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (i) Deluxe or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Deluxe in substantially the same proportions as their ownership of stock of Deluxe.

“Release” means a release in substantially the form attached to the Employment Agreement as Annex D.

Annex C-5

Annex D

Form of Release

RELEASE

This Release is entered into by me and Deluxe Corporation in connection with my separation from employment, as a condition of receiving severance pay and benefits under my Employment Agreement.

1.           Definitions.  I intend all words used in this Release to have their plain meanings in ordinary English.  Specific terms that I use in this Release have the following meanings:

A.	Release means this Release.

B.	Termination Date means _______________.

C.	I, me, and my include both me (Barry C. McCarthy) and anyone who has or obtains any legal rights or claims through me.

D.
Deluxe means Deluxe Corporation, any company or organization related to Deluxe Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Deluxe Corporation.

E.
Company means Deluxe; the present and past officers, directors, managers, committees, members, and employees of Deluxe; any company providing insurance to Deluxe in the present or past; the present and past employee benefit plans sponsored or maintained by Deluxe (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for Deluxe; and anyone who has acted on behalf of Deluxe or on instructions from Deluxe.

F.	Employment Agreement means the Employment Agreement between me and Deluxe entered into as of October 14, 2018.

G.
Consideration means the separation pay and benefits identified in [Section 9(a)] OR [Section 9(h)] of the Employment Agreement, subject to me satisfying all of the conditions for payment identified in the Employment Agreement.

H.	My Claims mean all of my rights that I now have to any relief of any kind from the Company arising out of or relating to my employment with Deluxe, including without limitation:

1.	all claims arising out of or relating to the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

Annex D-1

3.
all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes;

4.
all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, expense reimbursements, and vacation pay;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	any claim that a past unlawful decision has or has had a continuing effect on my compensation; and

8.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include (i) any claims that the law does not allow to be waived, (ii) any claims that may arise after the date on which I sign this Release, (iii) any claims to receive the Consideration (subject to the terms and conditions set forth in this Release and the Employment Agreement), (iv) any rights I have pursuant to COBRA, (v) any rights I have to vested benefits under any employee benefit plan sponsored by Deluxe in which I participated during my employment with the Company, (vi) any right I have as a shareholder of Deluxe (including but not limited to rights to vested equity awards granted to me during my employment), or (vii) any rights that I may have to indemnification from Deluxe as a current or former officer or director of Deluxe, including without limitation indemnification rights under applicable laws, the charter documents of Deluxe, or any liability insurance policy maintained by Deluxe.

2.           Termination of Employment.  I hereby confirm that my employment with Deluxe ended effective as of the Termination Date.  This also confirms my resignation from any and all other positions I have held with Deluxe effective as of the Termination Date.

3.          Consideration.  I am entering into this Release as a condition of receiving the Consideration.  I will receive the Consideration from Deluxe in accordance with this Release and the Employment Agreement provided I sign and do not rescind this Release as provided below and otherwise satisfy all other conditions to such receipt under this Release and the Employment Agreement.  I understand and acknowledge that the Consideration is in addition to anything of value that I would be entitled to receive from Deluxe if I did not sign this Release or if I revoked this Release.

Annex D-2

4.           Release of My Claims.  In exchange for the Consideration, I give up and release all of My Claims.  I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The Consideration that I am receiving is a fair compromise for the release of My Claims and my agreement to the other terms of this Release. I understand and agree that, with the exception of money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with My Claims, regardless of who initiated or filed the charge or other proceeding.

5.          Withholding and Tax Matters.  I understand that Deluxe will deduct from any payments made to me under this Release any withholding or other taxes which Deluxe is authorized to deduct, if any, under applicable law.

6.           Additional Agreements and Understandings.  Even though Deluxe will provide the Consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me.  In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

7.          Acknowledgment of Continuing Obligations Under My Employment Agreement.  I hereby acknowledge and confirm that I remain bound by all continuing terms of my Employment Agreement that survive the termination of my employment with Deluxe, including, but not limited to, all such obligations under Sections 5, 7, 10, 11, and 12 of my Employment Agreement.

8.          Return of Property.  I represent that I have complied in all material respects with all of my obligations under Section 12(b) of the Employment Agreement.  I agree that if I later discover any additional Company property or in my possession or control, I will promptly return such property to Deluxe.

9.           Deluxe Non-Disparagement.  Subject to my signing and not rescinding this Release, Deluxe will instruct its directors and executive officers not to, for a period of two (2) years following the Termination Date, make any statement that is disparaging or reflects negatively upon me or any of my past or present activities.  Nothing in this Section 9 shall or shall be deemed to prevent or impair any person from (i) pleading or testifying, to the extent that he or she reasonably believes such pleadings or testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested, (ii) otherwise complying with legal requirements, (iii) enforcing any rights under this Release or the Employment Agreement, or (iv) taking any action such person in good faith believes to be necessary or appropriate in fulfilling his or her fiduciary responsibilities to the Company.

10.        Permitted Communications.  I understand that nothing in this Release is intended to prevent me from filing a charge with the United States Equal Employment Opportunity Commission or any other governmental agency, providing information to a governmental agency, participating in an investigation conducted by a governmental agency, or responding to a subpoena or other court order.

11.         Advice to Consult with an Attorney.  I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release.  My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney of my own choosing.

12.         Period to Consider this Release.  I understand that I have twenty-one (21) [or 45] days from the date I receive this Release or my Termination Date, whichever is later and not counting the day I receive this Release or my Termination Date (as applicable), to consider whether I wish to sign this Release.  I understand that I may not sign this Release prior to my Termination Date and that if I do so it will not be effective and I will not be entitled to the Consideration.  If I sign this Release before the end of the 21-day [or 45-day] consideration period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.  I agree that any changes made to this Release before I sign it, whether material or immaterial, will not restart the 21-day [or 45-day] consideration period.

Annex D-3

13.         My Right to Revoke this Release.  I understand that I may revoke this Release at any time within fifteen (15) days after I sign it, not counting the day upon which I sign it.  This Release will not become effective or enforceable unless and until the 15-day revocation period has expired without my revoking it.

14.         Procedure for Accepting and Revoking this Release.  To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Deluxe by hand or by mail within the 21-day [or 45-day] period that I have to consider this Release.  To revoke my acceptance of this Release, I must deliver a written, signed statement that I revoke my acceptance to Deluxe by hand or by mail within the 15-day revocation period.  All deliveries must be made to Deluxe at the following address:

Deluxe Corporation
3680 Victoria Street North
Shoreview, MN  55126-2966
Attn:  Chair, Board of Directors
Attn:  General Counsel

If I choose to deliver my acceptance or the revocation of my acceptance by mail, it must be postmarked within the period stated above and properly addressed to Deluxe at the address stated above.

15.         Interpretation of this Release.  This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company.  If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

16.        Medicare Status.  I represent and warrant that I am not enrolled in the Medicare program, was not enrolled in the Medicare program at the time My Claims arose or anytime thereafter through the date of this Release, and have not received Medicare benefits for medical services or items related to, arising from, or in connection with My Claims.  I represent and warrant that no Medicaid payments have been made to or on behalf of me and that no liens, claims, demands, subrogated interests, or causes of action of any nature or character exist or have been asserted arising from or related to My Claims.  I further agree that I, and not the Company, shall be responsible for satisfying all such liens, claims, demands, subrogated interests, or causes of action that may exist or have been asserted or that may in the future exist or be asserted.

17.         Indemnification.  To the extent that my representations and warranties related to my Medicare status, Medicaid payments, or receipt of medical services are inaccurate, not current, or misleading, I will indemnify and hold harmless the Company from any and all claims, demands, liens, subrogated interests, and causes of action of any nature or character that have been or may in the future be asserted by Medicare, the Centers for Medicare & Medicaid Services, a Coordination of Benefits Contractor, a Medicare Secondary Payer Recovery Contractor, persons or entities acting on behalf of Medicare or Medicaid, or any other person or entity, arising from or related to the Agreement, the payment of any consideration pursuant to the Agreement, any conditional payments made by Medicare, or any medical expenses or payments arising from or related to My Claims that are subject to the Agreement, including but not limited to:  (a) all claims and demands for reimbursement of conditional payments or for damages or double damages based upon any failure to reimburse Medicare for conditional payments; (b) all claims and demands for penalties based upon any failure to report, late reporting, or other noncompliance with or violation of Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007; and (c) all Medicaid liens.  This indemnification obligation includes all damages, double damages, fines, penalties, attorneys’ fees, costs, interest, expenses, and judgments incurred by or on behalf of the Company in connection with such claims, demands, liens, subrogated interests, or causes of action.

Annex D-4

18.        Governing Law; Jurisdiction.  This Release shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Minnesota.  Any legal suit, action or proceeding arising out of or based upon this Release or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Minnesota in each case located in the city of Minneapolis and County of Hennepin, and I irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  I hereby irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

19.        Entire Agreement.  I agree that this Release contains all the agreements between me and the Company with regard to the matters stated herein and supersedes all prior written or oral understandings or agreements, express or implied, with regard to the matters stated herein; provided, however that my Employment Agreement and any qualified employee benefit plans sponsored by Deluxe in which I am a participant each shall remain in effect in accordance with their terms.  This Release may be amended only in writing, signed by me and an authorized representative of Deluxe.

20.         My Representations.  I am legally able and entitled to receive the Consideration being provided to me in settlement of My Claims.  I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Deluxe.  No child support orders, garnishment orders, or other orders requiring that money owed to me by Deluxe be paid to any other person are now in effect.

Other than the Consideration, which I understand is payable only if I satisfy all conditions described herein, I represent and confirm that I have been fully paid for all wages, overtime, vacation, commissions, bonuses, and other compensation that I earned during my employment with Deluxe.  I have read this Release carefully.  I understand all of its terms.  In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Release.  I am voluntarily releasing My Claims against the Company.  I intend this Release to be legally binding.

Dated:
Barry C. McCarthy

Dated:	DELUXE CORPORATION

By:
Its

Annex D-5